QuickLinks -- Click here to rapidly navigate through this document
Term Sheet To prospectus dated March 17, 2006, prospectus supplement dated March 17, 2006	Term Sheet to Prospectus Supplement Registration Statement No. 333-132504 Dated March 17, 2006 Rule 433

Time Warner Telecom Inc.
19,400,000 Shares
Class A Common Stock

        In the event of an inconsistency between this Term Sheet and the preliminary Prospectus Supplement dated March 17, 2006, you should rely on the information in this Term Sheet.

Issuer:	Time Warner Telecom Inc.
Common stock symbol:	TWTC
Title of securities:	Class A Common Stock
Number of shares offered:	19,400,000
Price to public:	$14.62
Class A Common Stock outstanding after the offering*:	71,834,233 shares
Over-allotment option:	2,910,000 shares
Selling shareholders:	American Television Communications Corporation TW/TAE, Inc. Advance Telecom Holdings Corp. Samuel I. Newhouse Foundation Inc.
Aggregate underwriting compensation:	$12,054,190 (excluding exercise of over-allotment option)
Trade date:	March 23, 2006
Settlement date:	March 29, 2006
Underwriters:	Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated (Deal Coordinator) J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC

*Based on the number of shares of Class A Common Stock outstanding as of February 28, 2006.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling, if you are a retail investor, toll-free 1-800-584-6837 or if you are an institutional investor by calling toll-free 1-866-718-1649.

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

QuickLinks

Time Warner Telecom Inc. 19,400,000 Shares Class A Common Stock